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GrafTech Completes $300 Million Senior Notes Offering
 PARMA, Ohio--(BUSINESS WIRE)-November 20, 2012--GrafTech International Ltd. (NYSE:GTI) announced today the completion of its previously announced private offering of $300 million aggregate principal amount of unsecured 6.375% Senior Notes due 2020 (the “Notes”). The Notes are the Company's senior unsecured obligations and rank pari passu with all of the Company's existing and future senior unsecured indebtedness. The Notes are unconditionally guaranteed on a senior basis by the Company's existing and future subsidiaries that guarantee certain other indebtedness of the Company or another guarantor.
The Notes were issued pursuant to an Indenture among the Company, the subsidiary guarantors and U.S. Bank National Association, as Trustee.
The Notes bear interest at a rate of 6.375% per year, payable semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 2013. Interest will accrue from November 20, 2012. The Notes mature on November 15, 2020.
The net proceeds to the Company from the offering will be approximately $295 million, after deducting initial purchaser discounts, commissions and estimated offering expenses. The Company intends to use the net proceeds to repay amounts currently outstanding under its revolving credit facility.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes.
GrafTech International offers innovative graphite material solutions for our customers in a wide range of industries and end markets, including steel manufacturing, advanced energy and latest generation electronics. GrafTech operates 19 principal manufacturing facilities on four continents and sells products in over 70 countries. Headquartered in Parma, Ohio, GrafTech employs 3,000 people.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about the offering. We have no duty to update these statements. Actual future events could differ materially, positively or negatively, from these statements due to changes in economic, market or industry conditions, changes in governmental, central bank, tax or other policies, changes in our business and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us.